                                  [LETTERHEAD]

                                                                     EXHIBIT 99


                                                       Contact:  Marc Grossman
                                                                 310-205-4030

                                                                 Kathy Shepard
                                                                 310-205-7676

                                                                 Geoff Davis
                                                                 310-205-4541


               HILTON 3Q98 EARNINGS TO BE LOWER THAN EXPECTED
               ----------------------------------------------

     BEVERLY HILLS, Calif., September 14, 1998 -- Hilton Hotels Corporation (NYSE:HLT) said today it expects net income per diluted share for the third quarter ending September 30, 1998 to be in the low-30 cent range. For the comparable 1997 period, Hilton reported earnings of $.35 per diluted share.

     Primary factors impacting the current period's anticipated results include: softness at the company's Honolulu and San Francisco hotels owing to the continuing Asian economic crisis; lower-than-expected management fee income from the company's international properties, particularly the Conrad International Hong Kong, which is also impacted by the Asia situation; comparatively low table game hold percentage Bally's Park Place in Atlantic City, and a generally sluggish Las Vegas market resulting in lower-than-expected RevPAR at the company's Las Vegas properties.

                                    -more-

3Q Prerelease
2-2-2-2

     Apart from Honolulu and San Francisco, the company said most of its "Top 10" owned hotels -- including those in New York, Chicago, Washington and New Orleans -- continue to post strong EBITDA and RevPAR gains versus the 1997 quarter. The company noted also that its Bally's Park Place property continues to lead the Atlantic City market in EBITDA margin, while its Las Vegas hotel-casinos are performing generally in line with current market conditions.


    Hilton said it expects fourth quarter 1998 operating results to be in line with both company and Wall Street estimates.

                                     # # #

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.
The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging and gaming industries, relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.